CERTIFICATE OF TRUST

OF

UBS ENSO FUND

This Certificate of Trust of UBS Enso Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.	Name. The name of the trust formed hereby is UBS Enso Fund.

2.        Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is Corporation Services Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle (Zip Code 19808). The name of its registered agent at such address is Corporation Service Company.

3.        Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Robert F. Aufenanger
Name: Robert F. Aufenanger
Title: Initial Trustee